                                                                    Exhibit 10.9


                                                                  CONFORMED COPY


================================================================================



                              SOUTHERN PERU LIMITED
                                   as Borrower

                        SOUTHERN PERU COPPER CORPORATION
                                  as Guarantor

               --------------------------------------------------


                                  $600,000,000
                         CREDIT AND GUARANTEE AGREEMENT


                                 March 31, 1997

               ---------------------------------------------------

                              CHASE SECURITIES INC.
                            CITICORP SECURITIES, INC.
                           CREDIT SUISSE FIRST BOSTON
                          DEUTSCHE MORGAN GRENFELL INC.
                       GOLDMAN SACHS CREDIT PARTNERS L.P.
                           J.P. MORGAN SECURITIES INC.
                                  as Arrangers

                    MORGAN GUARANTY TRUST COMPANY OF NEW YORK
                             as Administrative Agent

                            THE CHASE MANHATTAN BANK
                             as Documentation Agent

                            CITICORP SECURITIES, INC.
                              as Syndication Agent

                        DEUTSCHE BANK AG, NEW YORK BRANCH
                        as Security and Collateral Agent



================================================================================

                                TABLE OF CONTENTS

                                                                                                                 Page


SECTION 1.  DEFINITIONS.........................................................................................   1

         1.1  Defined Terms.....................................................................................   1
         1.2  Other Definitional Provisions.....................................................................  16

SECTION 2.  AMOUNT AND TERMS OF TERM LOAN COMMITMENTS...........................................................  17

         2.1  Term Loans........................................................................................  17
         2.2  Procedure for Term Loan Borrowing.................................................................  17
         2.3  Commitment Fee....................................................................................  18
         2.4  Termination or Reduction of Term Loan Commitments.................................................  18
         2.5  Repayment of Term Loans...........................................................................  18
         2.6  Evidence of Term Loan Debt........................................................................  18

SECTION 3.  AMOUNT AND TERMS OF REVOLVING CREDIT
                    COMMITMENTS.................................................................................  19

         3.1  Revolving Credit Commitments......................................................................  19
         3.2  Procedure for Revolving Credit Borrowing..........................................................  19
         3.3  Commitment Fee....................................................................................  20
         3.4  Termination or Reduction of Commitments...........................................................  20
         3.5  Repayment of Revolving Loans......................................................................  20
         3.6  Evidence of Debt..................................................................................  21

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO LOANS..............................................................  22

         4.1  Optional and Mandatory Prepayments................................................................  22
         4.2  Continuations for Additional Interest Periods.....................................................  23
         4.3  Minimum Amounts and Maximum Number of Tranches....................................................  23
         4.4  Interest Rates and Payment Dates..................................................................  23
         4.5  Computation of Interest and Fees..................................................................  24
         4.6  Inability to Determine Interest Rate..............................................................  24
         4.7  Pro Rata Treatment and Payments...................................................................  25
         4.8  Illegality........................................................................................  26
         4.9  Requirements of Law...............................................................................  26
         4.10  Taxes............................................................................................  27
         4.11  Indemnity........................................................................................  29
         4.12  Change of Lending Office.........................................................................  30
         4.13  Replacement Lenders..............................................................................  30

                                                                                                                 Page
SECTION 5.  REPRESENTATIONS AND WARRANTIES......................................................................  30

         5.1  Corporate Organization and Existence..............................................................  30
         5.2  Corporate Power and Authorization.................................................................  31
         5.3  No Consents or Approvals; Governmental Action.....................................................  31
         5.4  Enforceable Obligations...........................................................................  31
         5.5  No Material Litigation............................................................................  31
         5.6  Financial Condition...............................................................................  32
         5.7  No Change; Default................................................................................  32
         5.8  Federal Regulations...............................................................................  32
         5.9  Taxes.............................................................................................  32
         5.10  Environmental Matters............................................................................  32
         5.11  Pari Passu Status................................................................................  32
         5.12  Purpose of Loans.................................................................................  33
         5.13  Ownership and Leases of Principal Properties.....................................................  33
         5.14  Investment Company Act; Other Regulations........................................................  33
         5.15  Information......................................................................................  33

SECTION 6.  CONDITIONS PRECEDENT................................................................................  33

         6.1  Conditions to Effectiveness.......................................................................  33
         6.2  Conditions to Each Loan...........................................................................  36

SECTION 7.  AFFIRMATIVE COVENANTS...............................................................................  37

         7.1  Financial Statements..............................................................................  37
         7.2  Certificates; Other Information...................................................................  37
         7.3  Conduct of Business and Maintenance of Existence..................................................  38
         7.4  Maintenance of Property; Insurance................................................................  39
         7.5  Inspection of Property; Books and Records; Discussions............................................  39
         7.6  Environmental Laws................................................................................  39
         7.7  Further Assurances................................................................................  39
         7.8  Appointment of Process Agent......................................................................  39
         7.9  Peruvian Public Deed..............................................................................  39

SECTION 8.  NEGATIVE COVENANTS..................................................................................  40

         8.1  Financial Condition Covenants.....................................................................  40
         8.2  Limitation on Liens...............................................................................  40
         8.3  Limitation on Fundamental Changes.................................................................  41
         8.4  Limitation on Certain Sales of Assets.............................................................  41
         8.5  Limitation on Dividends...........................................................................  41
         8.6  Issuance, Prepayment and Amendment of Secured Export Notes and
                  Additional Secured Obligations................................................................  42

                                                                                                                 Page
         8.7  Aggregate Program Outstandings and Additional Secured Obligations;
                  Total Collateral Percentages..................................................................  42
         8.8  Exclusion of Export Contracts.....................................................................  42
         8.9  Designation and Termination of Designation of Additional Percentages
                  under the Collateral Trust Agreement..........................................................  42

SECTION 9.  EVENTS OF DEFAULT; BLOCKING EVENTS..................................................................  43

SECTION 10.  GUARANTEE..........................................................................................  46

         10.1  Guarantee........................................................................................  46
         10.2  No Subrogation, Contribution, Reimbursement or Indemnity.........................................  47
         10.3  Amendments, etc. with respect to the Obligations; Waiver of Rights...............................  47
         10.4  Guarantee Absolute and Unconditional.............................................................  48
         10.5  Reinstatement....................................................................................  49
         10.6  Payments.........................................................................................  49

SECTION 11.  THE AGENTS.........................................................................................  49

         11.1  Appointment......................................................................................  49
         11.2  Delegation of Duties.............................................................................  50
         11.3  Exculpatory Provisions...........................................................................  50
         11.4  Reliance by Agents...............................................................................  50
         11.5  Notice of Default................................................................................  51
         11.6  Non-Reliance on Agents and Other Lenders.........................................................  51
         11.7  Indemnification..................................................................................  51
         11.8  Agents in Their Individual Capacities............................................................  52
         11.9  Successor Administrative and Collateral Agents...................................................  52

SECTION 12.  MISCELLANEOUS......................................................................................  52

         12.1  Amendments and Waivers...........................................................................  52
         12.2  Notices..........................................................................................  53
         12.3  No Waiver; Cumulative Remedies...................................................................  55
         12.4  Survival of Representations and Warranties.......................................................  55
         12.5  Payment of Expenses and Taxes....................................................................  55
         12.6  Successors and Assigns; Participations and Assignments...........................................  56
         12.7  Adjustments; Set-off.............................................................................  59
         12.8  Counterparts.....................................................................................  59
         12.9  Severability.....................................................................................  60
         12.10  Integration.....................................................................................  60
         12.11  GOVERNING LAW...................................................................................  60
         12.12  Submission To Jurisdiction; Waivers.............................................................  60
         12.13  Waiver of Immunities............................................................................  60
         12.14  Judgment Currency...............................................................................  61

                                                                                                                 Page
         12.15  Acknowledgements................................................................................  61
         12.16  WAIVERS OF JURY TRIAL...........................................................................  62
         12.17  Peruvian Branch.................................................................................  62

SCHEDULES

Schedule 1.1(a)     Commitments
Schedule 5.3        Consents etc.
Schedule 5.5        Litigations


EXHIBITS

Exhibit A         Form of Collateral Account Agreement
Exhibit B         Form of Collateral Trust Agreement
Exhibit C         Form of Term Note
Exhibit D         Form of Revolving Note
Exhibit E         Form of Closing Certificate
Exhibit F-1       Form of Opinion of Davis Polk & Wardwell
Exhibit F-2       Form of Opinion of Augustus B. Kinsolving, Esq.
Exhibit F-3       Form of Opinion of Simpson Thacher & Bartlett
Exhibit F-4       Form of Opinion of Rodrigo, Elias & Medrano, Abogados
Exhibit G         Form of Assignment and Acceptance

                  CREDIT AND GUARANTEE AGREEMENT, dated as of March 31, 1997, among SOUTHERN PERU COPPER CORPORATION, a Delaware corporation (the "Parent"), SOUTHERN PERU LIMITED, a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (collectively, the "Lenders"; individually, a "Lender"), MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent for the Lenders (in such capacity and together with any successor Administrative Agent appointed pursuant to subsection 11.9, the "Administrative Agent"), THE CHASE MANHATTAN BANK, as Documentation Agent for the Lenders (in such capacity, the "Documentation Agent"), CITICORP SECURITIES, INC., as Syndication Agent (in such capacity, the "Syndication Agent"), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Security and Collateral Agent for the Lenders (in such capacity and together with any successor Collateral Agent appointed pursuant to subsection 11.9, the "Collateral Agent").

                  The parties hereto hereby agree as follows:


                             SECTION 1. DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Administrative Agent": as defined in the Preamble to this Agreement.

                  "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

                  "Agents": collectively, the Administrative Agent, the Collateral Agent, the Documentation Agent and the Syndication Agent.

                  "Aggregate Program Outstandings": at any time, an amount equal to the sum of (a) the aggregate principal amount of Loans then outstanding and (b) the aggregate principal amount of Secured Export Notes then outstanding.

                  "Agreement": this Credit and Guarantee Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Agreement Currency":  as defined in subsection 12.14(b).

                  "Applicable Rate": for any day, with respect to any Term Loan or Revolving Loan which is a Eurodollar Loan or with respect to any commitment fees payable hereunder, the applicable rate per annum set forth below under the caption "Eurodollar Spread for Term Loans", "Eurodollar Spread for Revolving Loans" or "Commitment Fee Rate", as the case may be, based upon the ratings by the Rating Agencies applicable on such date to the Index Debt:

========================================================================================================================
                                        Eurodollar Spread            Eurodollar Spread               Commitment
      Index Debt Ratings:                for Term Loans              for Revolving Loans              Fee Rate
------------------------------------------------------------------------------------------------------------------------
           Category 1                         1.75%                         2.00%                       0.50%
           ----------
------------------------------------------------------------------------------------------------------------------------
           Category 2                         2.00%                         2.25%                      0.625%
           ----------
------------------------------------------------------------------------------------------------------------------------
           Category 3                        2.125%                        2.375%                      0.625%
           ----------
------------------------------------------------------------------------------------------------------------------------
           Category 4                         2.50%                         2.75%                      0.625%
           ----------
------------------------------------------------------------------------------------------------------------------------
Each of the percentages set forth in the table above under the captions "Eurodollar Spread for Term Loans" and
"Eurodollar Spread for Revolving Loans" shall increase on the third anniversary of the Closing Date by 0.25% and shall be further increased on the fifth anniversary of the Closing Date by 0.25%.
========================================================================================================================

For purposes of the foregoing, (a) if no Rating Agency shall have in effect a rating for the Index Debt, then the Rating Agencies shall be deemed to have established a rating in Category 2 for purposes of calculating the "Eurodollar Spreads" and Category 1 (or, after the initial Loans are made hereunder, Category 2) for purposes of calculating the "Commitment Fee Rate"; (b) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the highest of the ratings; (c) if the ratings established by any Rating Agency for the Index Debt shall be changed, such change shall be effective as of the date on which it is first announced by such Rating Agency; and (d) if a Rating Agency shall have in effect a rating for the Index Debt, the Categories shall be as follows: (i) Category 1 shall be in effect if the Index Debt is rated BBB- or higher by Duff & Phelps, BBB-or higher by Fitch, Baa3 or higher by Moody's or BBB- or higher by S&P; (ii) Category 2 shall be in effect if the Index Debt is rated BB+ by Duff & Phelps, BB+ by Fitch, Ba1 by Moody's or BB+ by S&P and Category 1 is not in effect; (iii) Category 3 shall be in effect if the Index Debt is rated BB by Duff & Phelps, BB by Fitch, Ba2 by Moody's or BB by S&P and neither Category 1 nor Category 2 is in effect; and (iv) Category 4 shall be in effect if the Index Debt is rated BB- or lower by Duff & Phelps, BB- or lower by Fitch, Ba3 or lower by Moody's or BB- or lower by S&P and none of Category 1, Category 2 and Category 3 is in effect. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

         "Assignee": as defined in subsection 12.6(c).

                  "Available Revolving Credit Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Revolving Lender's Revolving Credit Commitment over (b) the aggregate principal amount of all Revolving Loans made by such Revolving Lender then outstanding; collectively, as to all the Revolving Lenders, the "Available Revolving Credit Commitments".

                  "Available Term Loan Commitment": as to any Term Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Term Lender's Term Loan Commitment over (b) the aggregate initial principal amount of all Term Loans made by such Term Lender; collectively, as to all the Term Lenders, the "Available Term Loan Commitments".

                  "Base Rate": a fluctuating rate of interest equal on any day to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate most recently determined by the Administrative Agent plus 0.50% per annum, in each case plus (i) the Applicable Rate then in effect for Term Loans or Revolving Loans, as applicable, which are Eurodollar Loans minus (ii) 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

                  "Blocked Collections": at any time, (a) if the Outstanding Principal Amount is less than $300,000,000 at such time, 100% of the Collections transferred to the Credit Facility Collateral Account pursuant to the Collateral Trust Agreement, (b) if the Outstanding Principal Amount is less than $500,000,000 but greater than or equal to $300,000,000 at such time, 75% of the Collections transferred to the Credit Facility Collateral Account pursuant to the Collateral Trust Agreement and (c) if the Outstanding Principal Amount is greater than or equal to $500,000,000 at such time, 50% of the Collections transferred to the Credit Facility Collateral Account pursuant to the Collateral Trust Agreement. Such percentages shall be calculated following funding of the Credit Facility Reserve Account to the extent necessary to cause the amount on deposit in the Credit Facility Reserve Account to be equal to the Required Balance at such time.

                  "Blocking Event": any event which results in the retention of Collections in any SENS Collateral Account, provided no event which constitutes a Default or an Event of Default hereunder shall constitute a "Blocking Event".

                  "Board of Governors": the Board of Governors of the Federal Reserve System and any Governmental Authority which succeeds to the powers and functions thereof.

                  "Borrower": as defined in the Preamble to this Agreement.

                  "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2 or 3.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

                  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

                  "Capitalization Ratio": at any date of determination, the ratio of (a) Consolidated Net Debt at such date of determination to (b) the sum of (a) Consolidated Net Debt at such date of determination plus
         (b) Consolidated Net Worth at such date of determination plus (c) Minority Interests at such date of determination.

                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing.

                  "Closing Date": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": all assets of the Borrower or the Parent, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                  "Collateral Account Agreement": the Collateral Account and Security Agreement to be executed and delivered by each of the Persons party thereto, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Collateral Agent": as defined in the Preamble to this Agreement.

                  "Collateral Trust Agreement": the Collateral Trust and Security Agreement to be executed and delivered by each of the Persons party thereto, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Commitment": with respect to any Lender, such Lender's Term Loan Commitment and/or Revolving Credit Commitment, as the case may be; collectively, as to all the Lenders, the "Commitments".

                  "Commitment Period": the period from and including the Closing Date to but not including the Commitment Termination Date.

                  "Commitment Termination Date": the Scheduled Commitment Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

                  "Consolidated EBITDA": for any period, Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (a) Consolidated Interest Expense, (b) depreciation and depletion expenses, (c) amortization expenses, (d) all Federal, state, local and foreign income taxes, (e) the minority interest of Labor Shares in the income of the Peruvian Branch and (f) any non-cash charges or write-offs not included in clauses (a) through
         (e) above.

                  "Consolidated Interest Expense": for any period, the amount of interest expense, both expensed and capitalized, of the Parent and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Debt": at any date of determination, (a) all Indebtedness of the Parent and its Subsidiaries at such date of determination minus (b) the aggregate amount of cash on deposit in funded collateral accounts at such date of determination in which a Lien has been granted to secure the repayment of any such Indebtedness.

                  "Consolidated Net Income": for any period, the net income of the Parent and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Worth": at any date of determination, all items which would, in accordance with GAAP, be included under shareholders' equity on the consolidated balance sheet of the Parent at such date of determination, adjusted to exclude the effects of (i) any non-cash non-recurring charges, (ii) any non-cash extraordinary charges and (iii) any other non-cash charges required as a result of a change in accounting principles or the application thereof under GAAP in the year of such charges or in the year of adoption of any such change and without giving effect to the future effects of any such charge or change. In the case of clauses (i) and (ii), "non-cash" refers to the portion of the charge which, at the time of the charge, will not be required to be paid prior to the Final Maturity Date.

                  "Consolidated Tangible Net Worth": at any date of determination, Consolidated Net Worth at such date of determination after deducting therefrom the sum of deferred charges, goodwill, trademarks, and other intangibles of the Parent and its Subsidiaries reflected on the consolidated balance sheet of the Parent at such date of determination.

                  "Consolidated Total Assets": at any date of determination, the total assets of the Parent and its Subsidiaries at such date of determination as determined on a consolidated basis in accordance with GAAP.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Credit Facility Collateral Account": as defined in the Collateral Account Agreement.

                  "Credit Facility Reserve Account": as defined in the Collateral Account Agreement.

                  "Cuajone Mine": the copper mine, concentrator and mill (including, without limitation, the mining and other concessions relating thereto) located in Cuajone, Peru.

                  "Default": any of the events specified in subsection 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Documentation Agent": as defined in the Preamble to this Agreement.

                  "Dollars" and "$": dollars in lawful currency of the United States of America.

                  "Duff & Phelps": Duff & Phelps Credit Rating Co.

                  "Environmental Laws": (a) the PAMA (or any successor thereto) so long as it is in effect or, (b) if the PAMA (or any such successor thereto) is not in effect, any and all Peruvian central, regional or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or at any time hereafter in effect.

                  "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

                  "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "Eurodollar Base Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which Dollar deposits in an amount equal to the amount of the borrowing of which such Eurodollar Loan constitutes a part and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                  "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                 ----------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Event of Default": any of the events specified in subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Federal Funds Effective Rate": for any day, a rate of interest for such day equal to (a) the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the most recent Business Day) by the Federal Reserve Bank of New York or (b) if such rate is not so published for any day, the average of the quotations for such day (or, if such day is not a Business Day, for the most recent Business Day) on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

                  "Final Maturity Date": March 31, 2004.

                  "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                  "Fitch": Fitch Investors Service, L.P.

                  "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                  "Governmental Authority": any nation or government, any state, regional or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Hedge Agreements": as to any Person, all swaps, futures, options, caps or collar agreements or similar arrangements entered into by such Person with any Lender or any Affiliate of any Lender providing for protection against (a) fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations or (b) fluctuations in the price of copper or other metals.

                  "Ilo Refinery": the refinery located in Ilo, Peru.

                  "Ilo Smelter": the copper smelter located in Ilo, Peru.

                  "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) all obligations of such Person under Financing Leases, and (c) guarantees or endorsements (other than endorsements for collection or deposit in the ordinary course of business) of obligations of any other Person of the types described in this definition. For purposes of determining the Indebtedness of any Person, guarantees of Indebtedness otherwise included in determining the Indebtedness of such Person shall not also be included in such determination.

                  "Index Debt": any series of Secured Export Notes.

                  "Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

                  "Interest Payment Date": (a) as to Base Rate Loans, the last day of each March, June, September and December, and (b) as to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan.

                  "Interest Period": with respect to any Eurodollar Loan:

                           (i)  initially, the period commencing on the
                  Borrowing Date with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower in its notice of borrowing given with respect thereto; and

                           (ii) thereafter, each period commencing on the last
                  day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                           (1) if any Interest Period pertaining to a Eurodollar
                  Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                           (2) no Interest Period that would otherwise extend
                  beyond the Final Maturity Date shall be selected by the Borrower; and

                           (3) any Interest Period pertaining to a Eurodollar
                  Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                  "Judgment Currency": as defined in subsection 12.14(b).

                  "Labor Shares": any and all shares reflecting the interests of holders of labor shares in the equity of the Peruvian Branch.

                  "Lender" or "Lenders": as defined in the Preamble to this Agreement.

                  "Lien": any mortgage, pledge, hypothecation, assignment, lien (statutory or other), charge or other security interest of any kind.

                  "Loan": any loan made by any Lender pursuant to this Agreement.

                  "Loan Documents": this Agreement, any Notes and the Security Documents.

                  "Loan Parties": the Parent and the Borrower.

                  "Mandatory Prepayment Event": any event (other than an event of default or similar event) which requires the Borrower to make any mandatory prepayment (including, without limitation, as a result of an accelerated amortization event) in respect of the principal of any Secured Export Notes or Additional Secured Obligations (other than regularly scheduled payments of principal) or to make any mandatory redemption, defeasance or purchase of any Secured Export Notes or Additional Secured Obligations. For the avoidance of doubt, the term "defeasance" shall not include the retention of Collections in a SENS Collateral Account as a result of a Blocking Event.

                  "Material Adverse Effect": a material adverse effect on (a) the ability of the Borrower or the Parent to satisfy its payment obligations under this Agreement or any of the other Loan Documents or
         (b) the validity or enforceability of this Agreement or any of the other Loan Documents.

                  "Material Portion of the Collateral": at any time, at least 20% of the Export Receivables (measured on a contracted annual tonnage basis) subject to the Liens created under the Security Documents at such time.

                  "Material Subsidiary": any Subsidiary with respect to which the occurrence of any of the events described in subsection 9.1(f) would result in a Material Adverse Effect.

                  "Minority Interests": at any date of determination, all amounts reflected in respect of minority interests, in accordance with GAAP, on a consolidated balance sheet of the Parent and its Subsidiaries at such date of determination.

                  "Moody's": Moody's Investors Service, Inc.

                  "Non-Excluded Taxes": as defined in subsection 4.10.

                  "Notes": the collective reference to the Revolving Notes and the Term Notes.

                  "Obligations": the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, the Collateral Agent, any other Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or any other Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).


                  "Outstanding Program Percentage": at any time, the percentage which (a) the aggregate principal amount of Loans then outstanding then constitutes of (b) the sum of (i) the Aggregate Program Outstandings at such time and (ii) the Attributable Principal Amount of Additional Secured Obligations then outstanding.

                  "PAMA": The Programa de Adecuacion y Manejo Ambiental (Environmental Adequacy and Management Program), as defined in Supreme Decree No. 016-93-EM, as amended from time to time.

                  "Parent": as defined in the Preamble to this Agreement.

                  "Participant": as defined in subsection 12.6(b).

                  "Permitted Copper Inventory Liens": (a) Liens to secure Indebtedness of the Borrower incurred to finance the working capital requirements of the Borrower in an aggregate amount not exceeding $100,000,000 at any time outstanding; (b) Liens for taxes, assessments, governmental charges, other governmental obligations (other than Indebtedness) or levies and statutory Liens, in each case with respect to sums that are not yet due or are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent or its Subsidiaries, as the case may be, in conformity with GAAP; (c) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings; and (d) any Lien incurred in the ordinary course of business in connection with social security, workers' compensation, unemployment insurance and similar types of laws or regulations.

                  "Permitted Export Receivable Liens": (a) Liens created pursuant to the Security Documents; (b) Liens for taxes, assessments, governmental charges, other governmental obligations (other than Indebtedness) or levies and statutory Liens, in each case with respect to sums that are not yet due or are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent or its Subsidiaries, as the case may be, in conformity with GAAP; (c) Liens to secure the Borrower's obligations in respect of (i) Qualified Letters of Credit and/or (ii) Hedge Agreements, provided that (x) the maximum amount of obligations secured pursuant to clause (ii) shall not exceed $50,000,000 and (y) such Liens are subordinated on the terms and conditions set forth in the Collateral Trust Agreement to the Liens on the Export Receivables granted in favor of the Collateral Trustee pursuant to the Collateral Trust Agreement; and (d) any Lien incurred in the ordinary course of business in connection with social security, workers' compensation, unemployment insurance and similar types of laws or regulations. For purposes of determining the amount of obligations secured by any Hedging Agreement, such amount shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

                  "Permitted Principal Property Liens": (a) Liens existing on the Closing Date; (b) Liens for taxes, assessments, governmental charges, other governmental obligations (other than Indebtedness) or levies and statutory Liens, in each case with respect to sums that are not yet due or are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent or its Subsidiaries, as the case may be, in conformity with GAAP; (c) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings; (d) any Lien incurred in the ordinary course of business in connection with social security, workers' compensation, unemployment insurance and similar types of laws or regulations; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens securing loans from or guaranteed or insured by export credit, governmental, bilateral or multilateral agencies; (g) Liens to secure the purchase price of any property or assets acquired by the Parent or any of its Subsidiaries (including, without limitation, the Borrower) after the date hereof or to secure Indebtedness of the Parent or any of its Subsidiaries (including, without limitation, the Borrower) incurred to finance the acquisition of any property or assets by the Parent or any of its Subsidiaries after the date hereof, provided that (i) such Liens are created within 180 days after the acquisition of such property or assets, (ii) such Liens do not at any time encumber any property or assets other than the property or assets financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property or assets; (h) any Lien on any property or assets of any Person that becomes a Subsidiary of the Parent (including, without limitation, the Borrower) after the date hereof or on any property or assets acquired by the Parent or any of its Subsidiaries (including, without limitation, the Borrower) after the date hereof, provided that such Liens existed at the time such Person became a Subsidiary or such property or assets were acquired, as the case may be, and were not created in anticipation thereof; (i) any Lien created to secure Indebtedness incurred to finance the cost (including capitalized interest) of construction, acquisition, improvement or development of specific property or assets, provided that such Lien (i) does not at any time encumber any property or assets other than the property or assets constructed or acquired or the specific improvement or development and (ii) secures Indebtedness in an amount not in excess of the financed cost of such construction or acquisition or the specific improvement or development; (j) replacements, renewals or extensions of the Liens permitted under clauses (a), (b), (f), (g), (h), and (i) above, so long as (i) the principal amount is not increased over the original principal amount and (ii) such liens do not extend to any additional property or assets; (k) Liens securing Indebtedness that in the aggregate at any time does not exceed an amount equal to 10% of (i) Consolidated Total Assets at the end of the most recent fiscal quarter minus (ii) the aggregate amount of Indebtedness then secured by Liens permitted under clauses (f) and (i) above; and (l) any judgment lien, unless (i) the judgment it secures shall not have been discharged within 60 days after the entry thereof, or (ii) execution of the judgment it secures shall not have been discharged within 60 days after the expiration of any stay thereof pending appeal.

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                  "Peruvian Branch": the Peruvian Branch of the Borrower.

                  "Prime Rate": the rate of interest publicly announced in New York from time to time by Morgan Guaranty Trust Company of New York as its prime rate.

                  "Principal Properties": the collective reference to the Toquepala Mine, the Cuajone Mine, the Ilo Refinery and the Ilo Smelter.

                  "Qualified Letter of Credit": any letter of credit designated as a "Secured Letter of Credit" pursuant to Section 3.05 of the Collateral Trust Agreement, provided that only letters of credit issued in accordance with Section 9(b) of the Collateral Account Agreement may be designated as "Secured Credit Facility Reserve Letters of Credit" pursuant to such Section.

                  "Rating Agency": Duff & Phelps, Fitch, Moody's or S&P.

                  "Register": as defined in subsection 12.6(d).

                  "Required Balance": at any time on any day, an amount equal to the sum of (a) the interest payable on the Loans during the calendar quarter in which such day occurs and (b) the aggregate amount of principal payable in respect of the Loans during such calendar quarter. For purposes of calculating the "Required Balance" at any time during any calendar quarter, (i) an amount equal to 8.33% of the aggregate principal amount of the Loans outstanding at such time shall be deemed to be payable during such calendar quarter and (ii) all Loans shall be deemed to bear interest at the rate which would be applicable to Eurodollar Loans with an Interest Period commencing on the first date of such calendar quarter and ending on the last day of such calendar quarter (and for purposes of calculating interest, all Loans shall be deemed to have been outstanding at the beginning of such calendar quarter).

                  "Required Lenders": at any time, Lenders the Voting Percentages of which then aggregate at least 66-2/3%.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer": with respect to any Person, the president, chief executive officer, chief financial officer, principal accounting officer or treasurer of such Person or other executive officer of such Person who in the normal performance of his or her operational duties would have knowledge of any particular event or the subject matter relating to any certificate, report or notice to be delivered or given under this Agreement.

                  "Revolving Commitment Percentage": as to any Revolving Lender
         (a) at any time prior to the termination of the Revolving Credit Commitments, the percentage which (i) such Revolving Lender's Revolving Credit Commitment then constitutes of (ii) the Revolving Credit Commitments of all the Revolving Lenders and (b) at any time after the termination of the Revolving Credit Commitments, the percentage which
         (i) the aggregate principal amount of such Revolving Lender's Revolving Loans then outstanding then constitutes of (ii) the aggregate principal amount of Revolving Loans of all the Revolving Lenders then outstanding.

                  "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Revolving Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on
         Schedule 1.1(a) under the heading "Revolving Credit Commitment", as such amount may be reduced from time to time pursuant to this Agreement or as such amount may be adjusted from time to time pursuant to subsection 12.6; collectively, as to all such Lenders, the "Revolving Credit Commitments".

                  "Revolving Lender": any Lender with a Revolving Credit Commitment hereunder and/or any Revolving Loans outstanding hereunder; collectively, the "Revolving Lenders".

                  "Revolving Loans": as defined in subsection 3.1.

                  "Revolving Note": as defined in subsection 3.6(d).

                  "Scheduled Commitment Termination Date":  March 31, 2001.

                  "Scheduled Facility Debt Service": with respect to any period, an amount equal to the sum of (a) the interest payable on the Loans during such period and (b) the aggregate amount of principal payable in respect of the Loans during such period. For purposes of clause (b) of the immediately preceeding sentence with respect to any period prior to the Commitment Termination Date, an amount equal to 8.33% of the aggregate principal amount of the Loans outstanding at the beginning of such period shall be deemed to be payable during such period.

                  "Secured Export Notes": the Secured Export Notes issued by the Borrower pursuant to its Secured Export Note Program.

                  "Security Documents": collectively, the Collateral Trust Agreement, the Collateral Account Agreement and any other document or agreement pursuant to which a Lien is granted on any Collateral in connection with this Agreement.

                  "Series A Secured Export Notes": the initial Series of Secured Export Notes issued by the Borrower pursuant to its Secured Export Note Program.

                  "S&P": Standard & Poor's Ratings Services.

                  "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

                  "Syndication Agent": as defined in the Preamble to this Agreement.

                  "Term Commitment Percentage": as to any Term Lender at any time, (a) the percentage which (a) the sum of (i) such Term Lender's Available Term Loan Commitment plus (ii) the aggregate principal amount of such Term Lender's then outstanding Term Loans then constitutes of
         (b) the sum of (i) the aggregate Available Term Loan Commitments of all the Term Lenders and (ii) the aggregate outstanding principal amount of the Term Loans of all the Term Lenders then outstanding.

                  "Term Lender": any Lender with an unused Term Loan Commitment hereunder and/or any Term Loan outstanding hereunder; collectively, the "Term Loan Lenders".

                  "Term Loan Commitment": as to any Lender, its obligation to make Term Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name in Schedule 1.1(a) under the heading "Term Loan Commitment", as such amount may be reduced from time to time pursuant to this Agreement or as such amount may be adjusted from time to time pursuant to subsection 12.6; collectively, as to all such Lenders, the "Term Loan Commitments".

                  "Term Loans": as defined in subsection 2.1.

                  "Term Note":  as defined in subsection 2.6(d).

                  "Toquepala Mine": the copper mine, concentrator and mill (including, without limitation, the mining and other concessions relating thereto) located in Toquepala, Peru.

                  "Tranche": collectively, Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

                  "Transferee": as defined in subsection 12.6(f).

                  "Voting Percentage": as to any Lender, (a) at any time prior to the termination in whole of the Commitments, the percentage which
         (i) the sum of (x) such Lender's Revolving Credit Commitment plus (y) such Lender's Available Term Loan Commitment plus (z) the aggregate principal amount of such Lender's Term Loans then outstanding then constitutes of (ii) the sum of (x) the Revolving Credit Commitments of all the Lenders plus (y) the Available Term Loan Commitments of all the Lenders plus (z) the aggregate principal amount of Term Loans of all the Lenders then outstanding, and (b) at any time after the termination in whole of the Commitments, the percentage which (i) the aggregate principal amount of such Lender's Loans then outstanding then constitutes of (ii) the aggregate principal amount of Loans of all the Lenders then outstanding.

                  1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

                  (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Parent and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  (e) As used in this Agreement, the following terms which are defined in the Collateral Trust Agreement shall have the meanings given such terms in the Collateral Trust Agreement: Acknowledgment, Additional Percentage, Additional Secured Obligations,

Attributable Principal Amount, Basic Collateral Percentage, Collateral Trustee, Collection Account, Collections, Credit Facility Collateral Account, Credit Facility Basic Collateral Percentage, Credit Facility Total Collateral Percentage, Designated Total Collateral Percentage, Excluded Export Receivables, Export Receivables, Notice of Default, Outstanding Principal Amount, Proceeds, Program Amount, SENS Collateral Account, SENS Reserve Account and SENS Total Collateral Percentage.


         SECTION 2. AMOUNT AND TERMS OF TERM LOAN COMMITMENTS

                  2.1 Term Loans. Subject to the terms and conditions hereof, each Term Lender severally agrees to make term loans ("Term Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount not to exceed the amount of such Term Lender's Term Loan Commitment, provided that the Borrower may not borrow Term Loans if, after giving effect to the borrowing of such Term Loans and the use of proceeds thereof, the amount on deposit in the Credit Facility Reserve Account (after giving effect to any transfers of Collections to the Credit Facility Reserve Account pursuant to the Collateral Account Agreement) would be less than the Required Balance at such time. Except as otherwise provided in subsection 4.6 or 4.8, all Term Loans shall be Eurodollar Loans.

                  2.2 Procedure for Term Loan Borrowing. The Borrower may borrow under the Term Loan Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing
Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date and (iii) the length of the initial Interest Period with respect thereto. Each borrowing under the Term Loan Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Term Loan Commitments of all the Term Lenders are less than $5,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Term Lender thereof. Each Term Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in or pursuant to subsection
12.2 prior to 11:00 a.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office prior to 1:00 P.M., New York City time, on such Borrowing Date with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent, provided that the Administrative Agent is hereby authorized and instructed to deliver to the Collateral Agent for deposit in the Credit Facility Reserve Account pursuant to the Collateral Account Agreement such portion of such borrowing, if any, as shall be required (after giving effect to any transfers of Collections to the Credit Facility Reserve Account pursuant to the Collateral Account Agreement) to cause the amount on deposit in the Credit Facility Reserve Account at such time to be equal to the Required Balance at such time.

                  2.3 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a commitment fee for the period from and including the first day of the Commitment Period to the Commitment Termination Date, computed at a rate per annum on the average daily amount of the Available Term Loan Commitment of such Term Lender during the period for which payment is made equal to the Applicable Rate, payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 1997, and on the Commitment Termination Date.

                  2.4 Termination or Reduction of Term Loan Commitments. The Borrower shall have the right, upon not less than three Business Days' prior written notice to the Administrative Agent, to terminate the Available Term Loan Commitments or, from time to time during the Commitment Period, to reduce the amount of the Available Term Loan Commitments. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of $5,000,000 in excess thereof (or, if the then Available Term Loan Commitments of all the Term Lenders are less than $10,000,000, such lesser amount) and shall reduce permanently the Term Loan Commitments then in effect.

                  2.5 Repayment of Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term Lenders the principal amount of the Term Loans of all the Term Lenders outstanding on March 31, 2001 in twelve consecutive equal quarterly installments, payable on the last day of March, June, September and December of each year (or such earlier date on which the Term Loans become due and payable pursuant to subsection 4.1(b), 4.1(c) or 9.1), commencing June 30, 2001, with each such installment being equal to 8.33% of the aggregate principal amount of Term Loans of the Term Lenders outstanding on March 31, 2001 (as such installments may be reduced pursuant to subsection 4.1), provided that, notwithstanding the foregoing, the final installment shall equal the then aggregate unpaid principal amount of the Term Loans of all the Term Lenders. Amounts paid in respect of the principal of the Term Loans may not be reborrowed. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.4.

                  2.6 Evidence of Term Loan Debt. (a) Each Term Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Term Lender resulting from the Term Loans of such Term Lender, including the amounts of principal and interest payable and paid to such Term Lender from time to time under this Agreement.

                  (b) The Administrative Agent shall record in the Register, with separate subaccounts therein for each Term Lender, (i) the amount and Borrowing Date of each Term Loan outstanding hereunder and each Interest Period applicable thereto (if any), (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Term Lender's share thereof, if any.

                  (c) The entries made in the Register and the accounts of each Term Lender maintained pursuant to subsections 2.6(a) and 2.6(b) shall, to the extent permitted by applicable law, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Term Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans of such Term Lender in accordance with the terms of this Agreement.

                  (d) The Borrower agrees that, upon the request of any Term Lender, the Borrower will execute and deliver to such Term Lender a promissory note of the Borrower dated the Closing Date evidencing the Term Loans of such Term Lender, substantially in the form of Exhibit C (a "Term Note") and payable to the order of such Term Lender. Each Term Lender is hereby authorized to record the date and amount of each Term Loan of such Term Lender, the date and amount of each payment or prepayment of principal thereof, each continuation thereof, and the length of each Interest Period and Eurodollar Rate with respect thereto, on the schedule (or any continuation of the schedule) annexed to and constituting a part of its Term Note and any such recordation shall, to the extent permitted by applicable law, be conclusive and binding on the Borrower in the absence of manifest error, provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Term Loans of such Term Lender in accordance with the terms of this Agreement.


           SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

                  3.1 Revolving Credit Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Revolving Lender's Revolving Credit Commitment, provided that the Borrower may not borrow Revolving Loans if, after giving effect to the borrowing of such Revolving Loans and the use of proceeds thereof, the amount on deposit in the Credit Facility Reserve Account (after giving effect to any transfers of Collections to the Credit Facility Reserve Account pursuant to the Collateral Account Agreement) would be less than the Required Balance at such time. During the Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. Except as otherwise provided in subsection 4.6 or 4.8, all Revolving Loans shall be Eurodollar Loans.

                  3.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York

City time, three Business Days prior to the requested Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date and
(iii) the length of the initial Interest Period with respect thereto. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Revolving Credit Commitments of all the Revolving Lenders are less than $5,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in or pursuant to subsection 12.2 prior to 11:00 a.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office prior to 1:00 P.M., New York City time, on such Borrowing Date with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent, provided that the Administrative Agent is hereby authorized and instructed to deliver to the Collateral Agent for deposit in the Credit Facility Reserve Account pursuant to the Collateral Account Agreement such portion of such borrowing, if any, as shall be required (after giving effect to any transfers of Collections to the Credit Facility Reserve Account pursuant to the Collateral Account Agreement) to cause the amount on deposit in the Credit Facility Reserve Account at such time to be equal to the Required Balance at such time.

                  3.3 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the first day of the Commitment Period to the Commitment Termination Date, computed at a rate per annum on the average daily amount of the Available Revolving Credit Commitment of such Revolving Lender during the period for which payment is made equal to the Applicable Rate, payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 1997, and on the Commitment Termination Date.

                  3.4 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days' prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time during the Commitment Period, to reduce the amount of the Revolving Credit Commitments, provided that any such termination or reduction shall be accompanied by prepayments of the Revolving Loans in excess of the Revolving Credit Commitments as terminated or reduced. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of $5,000,000 in excess thereof (or, if the then Available Revolving Credit Commitments of all the Revolving Lenders are less than $10,000,000, such lesser amount) and shall reduce permanently the Revolving Credit Commitments then in effect.

                  3.5 Repayment of Revolving Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Revolving Lenders the unpaid principal amount of the Revolving Loans of the Revolving Lenders outstanding on

March 31, 2001 in twelve consecutive equal quarterly installments, payable on the last day of March, June, September and December of each year (or such earlier date on which the Revolving Loans become due and payable pursuant to subsection 4.1(b), 4.1(c) or 9.1), commencing June 30, 2001, with each such installment being equal to 8.33% of the aggregate principal amount of the Revolving Loans of all the Revolving Lenders outstanding on March 31, 2001 (as such installments may be reduced pursuant to subsection 4.1), provided that, notwithstanding the foregoing, the final installment shall equal the then aggregate unpaid principal amount of the Revolving Loans of all the Revolving Lenders. Amounts paid in respect of the principal of the Revolving Loans pursuant to this subsection may not be reborrowed. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.4.

                  3.6 Evidence of Debt. (a) Each Revolving Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Revolving Lender resulting from each Revolving Loan of such Revolving Lender, including the amounts of principal and interest payable and paid to such Revolving Lender from time to time under this Agreement.

                  (b) The Administrative Agent shall record in the Register, with separate subaccounts for each Revolving Lender, (i) the amount and Borrowing Date of each Revolving Loan outstanding hereunder and each Interest Period applicable thereto (if any), (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Revolving Lender's share thereof, if any.

                  (c) The entries made in the Register and the accounts of each Revolving Lender maintained pursuant to subsections 3.6(a) and 3.6(b) shall, to the extent permitted by applicable law, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Revolving Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Loans of such Revolving Lender in accordance with the terms of this Agreement.

                  (d) The Borrower agrees that, upon the request of any Revolving Lender, the Borrower will execute and deliver to such Revolving Lender a promissory note of the Borrower dated the Closing Date evidencing the Revolving Loans of such Revolving Lender, substantially in the form of Exhibit D (a "Revolving Note") and payable to the order of such Revolving Lender. Each Revolving Lender is hereby authorized to record the date and amount of each Revolving Loan of such Revolving Lender, the date and amount of each payment or prepayment of principal thereof, each continuation thereof, and the length of each Interest Period and Eurodollar Rate with respect thereto, on the schedule (or any continuation of the schedule) annexed to and constituting a part of its Revolving Note, and any such recordation shall, to the extent permitted by applicable law, be conclusive and binding on the

Borrower in the absence of manifest error, provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Revolving Loans of such Revolving Lender in accordance with the terms of this Agreement.

                SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

                  4.1 Optional and Mandatory Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent prior to 11:00 a.m., New York City time, three Business Days prior to such prepayment, specifying the date and amount of prepayment and whether the prepayment is of Term Loans, Revolving Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.11 and accrued interest to such date on the amount prepaid. Amounts prepaid on account of the Term Loans (or Revolving Loans, after the Scheduled Commitment Termination Date) may not be reborrowed. Partial prepayments shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof, provided that partial prepayments of Term Loans (and, after the Scheduled Commitment Termination Date, Revolving Loans) shall be applied to the remaining principal installments of the Term Loans or Revolving Loans, as the case may be, on a pro rata basis.

                  (b) The Available Term Loan Commitments shall be reduced and/or the Loans shall be prepaid by an aggregate amount equal to the amount by which the sum of (i) the aggregate principal amount of Secured Export Notes issued by the Borrower and (ii) the Attributed Principal Amount of Additional Secured Obligations issued or incurred by the Borrower exceeds $150,000,000. Any reduction of the Available Term Loan Commitments and/or prepayment of Loans required pursuant to this paragraph shall become effective or be made, as the case may be, on the Business Day on which the relevant Secured Export Notes are issued or the Additional Secured Obligations are issued or incurred (or, in the case of an increase in the Attributable Principal Amount of any Additional Secured Obligations resulting from any designation of an additional percentage interest for the benefit of any holders of Additional Secured Obligations pursuant to the Collateral Trust Agreement, on the date of each such designation) and shall be made in the following order: (i) if such reduction or prepayment occurs prior to the Scheduled Commitment Termination Date, first, the Available Term Loan Commitments shall be permanently reduced, and second, the Term Loans shall be prepaid and (ii) if such prepayment occurs on or after the Scheduled Commitment Termination Date, the Term Loans and/or the Revolving Loans shall be prepaid as the Borrower may elect.

                  (c) If the Borrower makes any payment in respect of any Mandatory Prepayment Event, the Borrower shall prepay the Loans in an amount sufficient to cause the Outstanding Program Percentage after giving effect to any payment in respect of any such

Mandatory Prepayment Event to be not greater than the Outstanding Program Percentage prior to giving effect to such payment. Any prepayment of Loans required pursuant to this paragraph shall be made concurrently with the relevant payment or prepayment of or redemption, defeasance or purchase of Secured Export Notes or Additional Secured Obligations and shall be made in the following order: (i) if such prepayment occurs prior to the Scheduled Commitment Termination Date, first, the Term Loans shall be prepaid, and second, if no Term Loans are outstanding after giving effect to such prepayment, the Revolving Loans shall be prepaid and (ii) if such prepayment occurs on or after the Scheduled Commitment Termination Date, the Term Loans and/or Revolving Loans shall be prepaid as the Borrower may elect.

                  (d) Each prepayment of Loans pursuant to this subsection shall be accompanied by payment in full of all accrued fees and interest thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to subsection 4.11. Each prepayment of the Term Loans or, after the Scheduled Commitment Termination Date, Revolving Loans required pursuant to this subsection 4.1 may not be reborrowed. Any prepayment of Term Loans or, after the Scheduled Commitment Termination Date, Revolving Loans pursuant to paragraphs (b) and (c) of this subsection shall be applied to the remaining principal installments thereof on a pro rata basis.

                  4.2 Continuations for Additional Interest Periods. Any Loan may be continued for an additional Interest Period upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that, if the Borrower shall fail to give any such notice with respect to any Loan, such Loan shall be automatically continued for an additional Interest Period of one month.

                  4.3 Minimum Amounts and Maximum Number of Tranches. All borrowings and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections such that, after giving effect thereto, there shall be no more than twenty Tranches outstanding at any time.

                  4.4 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Rate.

                  (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate.

                  (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate then applicable to Revolving Loans plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment), provided that Interest Periods for overdue amounts shall be for such periods as shall be determined by the Administrative Agent.

                  (d) Interest shall be payable in arrears on each Interest Payment Date and on the Final Maturity Date or such earlier date on which the Loans shall become due and payable pursuant to subsection 4.1(b), 4.1(c) or 9.1, provided that interest accruing pursuant to subsection 4.4(c) shall be payable from time to time on demand.

                  4.5 Computation of Interest and Fees. (a) Commitment fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable, notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirement shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.4(a).

                  4.6 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. Upon receipt of any such notice, (x) any affected Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans and (y) any outstanding affected Eurodollar Loans shall be converted, on the last day of the Interest Period applicable thereto, to Base Rate Loans.

Until such notice has been withdrawn by the Administrative Agent, (i) no further Eurodollar Loans shall be made or continued as such by the relevant Lenders and
(ii) all Loans shall be made as Base Rate Loans. During the period of sixty days following receipt of such notice, the Borrower and the Administrative Agent shall negotiate (in consultation with the Lenders) to determine a mutually satisfactory interest rate to be substituted for the Eurodollar Rate and to agree upon any amendments required to this Agreement in connection therewith. If a substituted interest rate is agreed upon, it shall become effective as soon as practicable (but in no event later than five Business Days) following such determination. If a determination is made by the Administrative Agent that such circumstances no longer exist and/or any such notice from the Required Lenders is withdrawn by the Required Lenders, the Administrative Agent will, as soon as practicable, withdraw the notice referred to in the first sentence of this subsection.

                  4.7 Pro Rata Treatment and Payments. (a) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:30 P.M., New York City time, on the due date therefor to the Administrative Agent, for the account of the Revolving Lenders or the Term Lenders, as the case may be, at the Administrative Agent's office specified in or pursuant to subsection 12.2, in Dollars and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled to receive the same promptly upon receipt in like funds as received. If any payment hereunder (other than any payment in respect of Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest shall be payable thereon at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

                  (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its portion of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of demonstrable error. If such Lender's portion of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loans hereunder, on demand, from the Borrower.

                  (c) Each borrowing by the Borrower of Term Loans or Revolving Loans shall be made ratably from the Term Lenders or Revolving Lenders, respectively, in accordance with their respective Term Commitment Percentages and Revolving Commitment Percentages. Any reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be made ratably among the Term Lenders or the Revolving Lenders, as the case may be, in accordance with their respective Term Commitment Percentages and Revolving Commitment Percentages.

                  4.8 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans and to continue Eurodollar Loans for additional Interest Periods shall forthwith be suspended until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement and all Loans made by such Lender during the period of such suspension shall be made as Base Rate Loans and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required in connection therewith pursuant to subsection 4.11.

                  4.9 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof:

                       (i) shall subject any Lender to any tax on or calculated by reference to the amount of Eurodollar Loans made or to be made by it hereunder and/or by reference to any sum received or receivable by it hereunder (except for Non-Excluded Taxes covered by subsection 4.10 and changes in the rate of tax or the basis on which tax is imposed on the overall net income of such Lender);

                       (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                       (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower agrees to pay promptly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable, provided that no Lender shall be entitled to receive any payment under this paragraph in respect of any cost resulting from events of the type described in clauses (i), (ii) and (iii) above which apply to borrowers, or loans made to borrowers, on the basis of the country in which such borrowers are organized or operating.

                  (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower agrees to pay promptly to such Lender such additional amount or amounts as will compensate such Lender for such reduction, provided that no Lender shall be entitled to receive any payment under this paragraph in respect of any cost resulting from events of the type described in this paragraph (b) which apply to borrowers, or loans made to borrowers, on the basis of the country in which such borrowers are organized or operating.

                  (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  4.10 Taxes. (a) All payments made by or on behalf of the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by the United States or Peru or any political subdivision or taxing authority thereof or therein, excluding income taxes, franchise taxes and other similar taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender, as the case may be, and the United States or Peru or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender, as the case may be, having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any
Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to any Agent or any Lender hereunder or under any Note, the amounts so payable to such Agent or such Lender, as the case may be, shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes), as the case may be, interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender or Agent fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower, to the extent legally available, shall send to the Administrative Agent for the account of such Agent or such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower agrees to indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  (b) Each Lender and Agent that is not incorporated under the laws of the United States of America or a state thereof shall:

                      (i) immediately after it becomes a party to this Agreement deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                      (ii)  deliver to the Borrower and the Administrative
         Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                      (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless, in the case of (ii) and (iii), any change in treaty, law or regulation has occurred after the date such Lender or Agent becomes a party to this Agreement prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender or Agent from duly completing and delivering any such form with respect to it and such Lender or Agent so advises the Borrower and the Administrative Agent. Such Lender or Agent shall certify (i) in the case of a Form 1001 or

4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 12.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

                  (c) Upon the request of the Borrower, and at the Borrower's expense, each Lender or Agent (as the case may be) shall use reasonable efforts to cooperate with the Borrower to obtain a refund of any taxes which were not correctly or legally imposed and with respect to which the Borrower has paid additional amounts to such Lender or Agent (as the case may be) under this subsection 4.10. If a Lender or Agent shall receive a refund (including any offset or credit) from a taxing authority (as a result of any error in the imposition of taxes by such taxing authority) of any taxes paid by the Borrower pursuant to this subsection 4.10, such Lender or Agent (as the case may be) shall promptly pay to the Borrower the amount so received.

                  (d) Each Lender and Agent agrees that it will (i) take all reasonable actions reasonably requested by the Borrower that are without material risk or material cost to such Lender or Agent (as the case may be) to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver), and (ii) to the extent reasonable and without material cost to it, otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this subsection
4.10. Each Lender and Agent shall, at the request of the Borrower, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any document requested by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Lender or Agent (as the case may be) pursuant to this subsection 4.10 which may thereafter accrue and would not, in the judgment of such Lender or Agent, require such Lender or Agent to disclose any confidential or proprietary information or be otherwise materially disadvantageous to such Lender or Agent.

                  4.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  4.12 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under subsection 4.9 or 4.10(a), or if any adoption or change of the type described in subsection 4.8 shall occur with respect to it, it will use reasonable efforts to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 4.9 or 4.10(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.8, provided, however, that no Lender shall be obligated to designate a different lending office if such Lender determines that (a) as a result of such designation, such Lender would be in violation of any applicable law, regulation, directive or guideline or would incur additional costs or expenses (unless the Borrower agrees to pay such costs and expenses) or (b) such designation would be inadvisable for regulatory reasons.

                  4.13 Replacement Lenders. In the event that the Borrower becomes obligated to pay additional amounts or increased amounts to, or receives notice from, any Lender pursuant to subsection 4.8, 4.9 or 4.10 then, unless such Lender has theretofore removed or cured the conditions which result in the obligation to pay such additional amounts or increased amounts, the Borrower may, on ten Business Days' prior written notice to the Administrative Agent and such Lender, cause such Lender to (and such Lender shall) assign pursuant to subsection 12.6(c) (but without any obligation on the part of such Lender to pay the registration and processing fee under subsection 12.6(e)) all of its rights and obligations under this Agreement to another bank or financial institution which is willing to become a Lender and is acceptable (which acceptance shall not be unreasonably withheld) to the Administrative Agent, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and any accrued but unpaid commitment fees in respect of such Lender's Commitments, provided that the Borrower shall concurrently pay any other amounts due and payable to such Lender under this Agreement (including, without limitation, amounts payable under subsection 4.11).


                    SECTION 5. REPRESENTATIONS AND WARRANTIES

                  To induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans hereunder, each Loan Party hereby represents and warrants to the Administrative Agent, the Collateral Agent and each Lender that:

                  5.1 Corporate Organization and Existence. Such Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and/or in good standing could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (d) is in compliance with all Requirements of Law (other than Environmental Laws) except to the extent that the failure to comply therewith would not, in the aggregate, result in a Material Adverse Effect.

                  5.2 Corporate Power and Authorization. Such Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and (in the case of the Borrower) to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of such Loan Party. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or material Contractual Obligation of such Loan Party and will not result in, or require, the creation or imposition of any Lien prohibited hereunder on any of its respective properties or revenues pursuant to any Requirement of Law or material Contractual Obligation of such Loan Party. Such Loan Party is not in default under or with respect to any of its Contractual Obligations in any respect which would result in a Material Adverse Effect.

                  5.3 No Consents or Approvals; Governmental Action. Except for such consents, approvals, authorizations, filings and notices as have been obtained or made as set forth on Schedule 5.3 and are in full force and effect, no consent, approval (including exchange approvals required to make payments hereunder) or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which such Loan Party is a party, except to the extent that the failure to obtain any such consent or authorization or to make any such filing, give any such notice or take any such action would not, individually or in the aggregate, result in a Material Adverse Effect.

                  5.4 Enforceable Obligations. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  5.5 No Material Litigation. Except as set forth on Schedule 5.5, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Loan Party, threatened by or against such Loan

Party which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Parent, the Borrower and their respective Subsidiaries, taken as a whole, or on the validity or enforceability of this Agreement or any of the other Loan Documents or would enjoin or prevent any of the transactions contemplated hereby.

                  5.6 Financial Condition. The consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 1996 and the related consolidated statements of earnings, cash flows and changes in common stockholders' equity for the fiscal year ended on such date, reported on by Coopers & Lybrand L.L.P., copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

                  5.7 No Change; Default. Since December 31, 1996, there has been no material adverse change in the financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole (it being agreed that a decline in metals prices, in and of itself, shall not constitute a material adverse change).

                  5.8 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

                  5.9 Taxes. Such Loan Party has filed or caused to be filed all tax returns which, to the knowledge of such Loan Party, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party and except to the extent any such failure would not, individually or in the aggregate, result in a Material Adverse Effect).

                  5.10 Environmental Matters. Such Loan Party is in compliance with the terms of the PAMA to the extent applicable to it, except to the extent that any failure to so comply would not result in a Material Adverse Effect or such compliance is being contested in good faith by appropriate proceedings.

                  5.11 Pari Passu Status. (a) The obligations of the Borrower hereunder and under the Notes constitute direct senior obligations of the Borrower and rank at least pari passu (in priority of payment, security and otherwise) with all other unsubordinated payment obligations of the Borrower with respect to Indebtedness for borrowed money.

                  (b) The obligations of the Parent hereunder constitute direct senior obligations of the Parent and rank at least pari passu (in priority of payment, security and otherwise) with all other unsubordinated payment obligations of the Parent with respect to Indebtedness for borrowed money.

                  5.12 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower to finance the expansion and modernization of operations at its Cuajone Mine and Ilo Smelter and for general corporate purposes and to make deposits in the Credit Facility Reserve Account to the extent required to cause the amount on deposit in the Credit Facility Reserve Account (after giving effect to any transfers of Collections to the Credit Facility Reserve Account pursuant to the Collateral Account Agreement) to be equal to the Required Balance at such time.

                  5.13 Ownership and Leases of Principal Properties. The Borrower owns, or has valid and enforceable rights to use or operate, each of the Principal Properties.

                  5.14 Investment Company Act; Other Regulations. Such Loan Party is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Such Loan Party is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors) which limits its ability to incur Indebtedness.

                  5.15 Information. The Confidential Information Memorandum dated February 1997 prepared in connection with the transactions contemplated hereby (excluding financial projections) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made and as of their respective dates, and all financial projections included in such Confidential Information Memorandum were prepared in good faith based upon reasonable assumptions (it being recognized by the Agents and the Lenders that such projections are subject to significant uncertainties and contingencies, many of which are beyond such Loan Party's control, and that no assurance can be given that the projections will be realized).


                         SECTION 6. CONDITIONS PRECEDENT

                  6.1 Conditions to Effectiveness. This Agreement shall become effective upon satisfaction of the following conditions precedent:

                  (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Parent and the

         Borrower, with a counterpart for each Lender, (ii) the Collateral Trust Agreement, executed and delivered by a duly authorized officer of each Person party thereto, with a counterpart for the Administrative Agent and the Collateral Agent and a counterpart or a conformed copy for each Lender, (iii) the Collateral Account Agreement, executed and delivered by a duly authorized officer of each Person party thereto, with a counterpart for the Administrative Agent and the Collateral Agent and a counterpart or a conformed copy for each Lender, (iv) a Term Note for each Term Lender which requests a Term Note on or prior to the Closing Date, executed and delivered by a duly authorized officer of the Borrower and conforming to the requirements hereof, and (v) a Revolving Note for each Revolving Lender which requests a Revolving Note on or prior to the Closing Date, executed and delivered by a duly authorized officer of the Borrower and conforming to the requirements hereof.

                  (b) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and the Documentation Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

                  (c) Corporate Proceedings of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent and the Documentation Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and the Documentation Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                  (d) Borrower Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, satisfactory in form and substance to the Administrative Agent and the Documentation Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

                  (e) Corporate Proceedings of the Parent. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent and the Documentation Agent, of the Board of Directors of the Parent authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary of the Parent as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and the

         Documentation Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                  (f) Parent Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Parent, dated the Closing Date, as to the incumbency and signature of the officers of the Parent executing any Loan Document, satisfactory in form and substance to the Administrative Agent and the Documentation Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Parent.

                  (g) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

                  (h) Consents, Licenses and Approvals. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of each of the Parent and the Borrower (i) attaching copies of all consents, authorizations and filings described in Schedule 5.3, each of which shall be in form and substance satisfactory to the Administrative Agent and the Documentation Agent, and (ii) stating that such consents, authorizations and filings are in full force and effect.

                  (i) Fees. The Agents and the Lenders shall have received the fees to be received by them on the Closing Date pursuant to the Commitment Letter, dated January 9, 1997, among the Parent, the Agents, Chase Securities Inc., Citicorp Securities Inc., Credit Suisse First Boston, Deutsche Morgan Grenfell Inc., Goldman Sachs Credit Partners L.P. and J.P. Morgan Securities Inc.

                  (j) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

                           (i) the executed legal opinion of Davis Polk & Wardwell, counsel to the Parent and the Borrower, substantially in the form of Exhibit F-1;

                           (ii) the executed legal opinion of Augustus B. Kinsolving, Esq., general counsel of the Parent and the Borrower, substantially in the form of Exhibit F-2;

                           (iii) the executed legal opinion of Simpson Thacher &
                  Bartlett, special counsel to the Agents, substantially in the form of Exhibit F-3; and

                           (iv) the executed legal opinion of Rodrigo, Elias & Medrano, Abogados, special Peruvian counsel to the Parent and the Borrower, substantially in the form of Exhibit F-4.

         Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Documentation Agent may reasonably require.

                  (k) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, the Collateral Agent and the Documentation Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.

                  (l) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, the Collateral Agent and the Documentation Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the relevant Loan Parties, and the results of such search shall be satisfactory to the Administrative Agent, the Collateral Agent and the Documentation Agent.

                  (m) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

                  6.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, the initial Loans) is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents (other than the representations and warranties contained in subsections 5.5, 5.7, 5.13 and 5.15) shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

                  (c) No Blocking Event or Mandatory Prepayment Event. No Blocking Event or Mandatory Prepayment Event shall have occurred and be continuing.

                  (d) No Limitation on Exports. No action by the Republic of Peru shall have occurred and be continuing that would limit the export of copper products by the

         Parent or the Borrower (including the Peruvian Branch) for a period exceeding 90 consecutive days and which would result in a Material Adverse Effect.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.

                        SECTION 7. AFFIRMATIVE COVENANTS

                  So long as the Commitments remain in effect or any amount is owing to any Lender or Agent hereunder or under any other Loan Document:

                  7.1 Financial Statements. The Parent shall furnish to each
Lender:

                  (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of earnings, cash flows and changes in common stockholders' equity for such year, setting forth in each case in comparative form the figures for the previous year, reported on by Coopers & Lybrand L.L.P. or other independent certified public accountants of nationally recognized standing; and

                  (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings, cash flows and changes in common stockholders' equity of the Parent and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Parent as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein).

                  7.2 Certificates; Other Information. The Parent shall furnish to each Lender (or, in the case of paragraph (d) or (e), the Borrower shall furnish to the Administrative Agent):

                  (a) concurrently with any delivery of financial statements under subsection 7.1(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

                  (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer of the Parent (i) stating that, to the best of such Responsible Officers' knowledge, during such period no Event of Default has occurred which is then continuing except as specified in such certificate and (ii) setting forth in reasonable detail the calculations required to determine compliance with subsection 8.1;

                  (c) promptly after the same become publicly available, copies of the final prospectus contained in each registration statement (other than registration statements relating to employee benefit plans), and supplements thereto and all proxy statements and regular periodic reports, if any, filed by the Parent with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

                  (d) (i) concurrently with the issuance of any Series A Secured Export Notes, a certificate of a Responsible Officer of the Borrower setting forth or attaching a summary of the representations and warranties, covenants and events of default to be applicable to such Secured Export Notes, together with certified copies of the offering documents and material agreements and indentures relating to such Secured Export Notes, (ii) at least four Business Days prior to the issuance of any Secured Export Notes, a certificate of a Responsible Officer of the Borrower setting forth the principal amount of Secured Export Notes to be issued and any reduction of Term Loan Commitments and/or prepayments of Loans required in connection therewith pursuant to subsection 4.1(b) and (iii) at least four Business Days prior to the issuance or incurrence of any Additional Secured Obligations, a certificate of a Responsible Officer setting forth the percentage interest in the Export Receivables and the Collections to be designated for the benefit of the holders of such Additional Secured Obligations, the Attributable Principal Amount thereof and any reduction of Commitments and/or prepayments of Loans required in connection therewith pursuant to subsection 4.1(b);

                  (e) following knowledge of any Responsible Officer of the Borrower or the Parent thereof, prompt notice of the occurrence of any Default, Event of Default, Blocking Event or Mandatory Prepayment Event; and

                  (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or the Borrower, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.

                  7.3 Conduct of Business and Maintenance of Existence. Each Loan Party shall (a) continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, concessions, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.3 and except to the extent that the failure to maintain any such rights, concessions, privileges and franchises would not, individually or in the aggregate, result in a Material Adverse Effect or is being contested in good faith by appropriate proceedings, (b) continue to sell or otherwise dispose of copper inventory in a manner consistent with past practice (without limiting such Loan Party's rights to create Permitted Copper Inventory Liens) and (c) comply with all Requirements of Law (other than Environmental Laws) except to the extent that failure to comply therewith would not, individually or in the aggregate, result in a Material Adverse Effect or is being contested in good faith by appropriate proceedings.

                  7.4 Maintenance of Property; Insurance. Each Loan Party shall
(a) keep all material property necessary for the conduct of its business in good working order and condition (ordinary wear and tear excepted), (b) maintain such insurance with financially sound and reputable insurance companies (including captive or affiliated insurance companies) or, to the extent consistent with prudent business practice, through programs of self insurance, as such Loan Party shall determine to be adequate on all its property (taking into account both the commercial availability and cost of such insurance) and (c) and furnish to each Lender, upon written request, full information as to the insurance carried.

                  7.5 Inspection of Property; Books and Records; Discussions. Each Loan Party shall, upon reasonable advance notice, permit representatives of the Administrative Agent and, after the occurrence and during the continuation of any Event of Default, any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of such Loan Party with officers and employees of such Loan Party and with its independent certified public accountants.

                  7.6 Environmental Laws. Each Loan Party shall comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, authorizations, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where (a) the failure to do so would not result in a Material Adverse Effect or (b) the need to comply therewith is being contested in good faith by appropriate proceedings.

                  7.7 Further Assurances. Upon the request of the Administrative Agent, each Loan Party shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Collateral Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

                  7.8 Appointment of Process Agent. Each Loan Party shall appoint an agent in New York City for service of process if the Borrower shall cease to or shall not have a place of business in New York City and promptly deliver to the Administrative Agent letters from such process agent acknowledging its appointment as agent for such purpose in form and substance reasonably satisfactory to the Administrative Agent.

                  7.9 Peruvian Public Deed. Upon delivery by the Administrative Agent to the Borrower of all required powers of attorney and all other ancillary documents required to satisfy all Requirements of Law in Peru in connection with the execution of a public deed with respect to this Agreement in Peru, the Borrower shall, as promptly as practicable after receipt of all such documents, but in any event within 180 days thereafter, execute a public deed in the Republic of Peru with respect to this Agreement, provided however, that such 180 days for the execution of the public deed shall be tolled for any period during which the attorney-in-fact for any Secured Party fails to appear personally in Lima, Peru, to execute such public deed. Notwithstanding any other provision in this Agreement to the contrary, it is understood by the parties hereto that the Borrower shall have no further obligations in respect of this covenant after the execution of the aforementioned public deed.


                          SECTION 8. NEGATIVE COVENANTS

                  So long as the Commitments remain in effect or any amount is owing to any Lender or Agent hereunder or under any other Loan Document:

                  8.1 Financial Condition Covenants.

                  (a) Maintenance of Tangible Net Worth. The Parent shall not permit Consolidated Tangible Net Worth at any time to be less than $750,000,000.

                  (b) Maintenance of Capitalization Ratio. The Parent shall not permit the Capitalization Ratio at any time to be greater than 0.50 to 1.00.

                  (c) Maintenance of Interest Coverage Ratio. The Parent shall not permit the Interest Coverage Ratio for the period of four consecutive fiscal quarters ending at the end of any fiscal quarter to be less than 1.50 to 1.00 if at the end of the immediately preceding fiscal quarter the Interest Coverage Ratio for the period of four consecutive fiscal quarters ending at the end of such immediately preceding fiscal quarter was less than 1.50 to 1.00.

                  (d) Maintenance of Collections. Neither the Parent nor the Borrower shall permit, as of the last day of any fiscal quarter, the aggregate Collections transferred to the Credit Facility Collateral Account pursuant to the Collateral Trust Agreement during such fiscal quarter to be less than the product of (i) 1.5 and (ii) the Scheduled Facility Debt Service for such fiscal quarter, provided that if, within five Business Days after the Collateral Agent shall have notified the Borrower of the aggregate amount of Collections transferred to the Credit Facility Collateral Account pursuant to the Collateral Trust Agreement during such fiscal quarter, (x) the Borrower designates an Additional Percentage interest in the Export Receivables (thereby increasing the Credit Facility Total Collateral Percentage) in accordance with Section 2.04 of the

         Collateral Trust Agreement, then Collections in respect of such Additional Percentage during such fiscal quarter shall, following the effectiveness of such designation, be included for purposes of determining compliance with this paragraph for such fiscal quarter as if such Collections had been transferred to the Credit Facility Collateral Account pursuant to the Collateral Trust Agreement during such fiscal quarter or (y) the Borrower prepays Loans pursuant to subsection 4.1(a), then the principal of and interest on such Loans shall, following such prepayment, not be included for purposes of determining compliance with this paragraph for such fiscal quarter as if such Loans had been prepaid prior to the first day of such fiscal quarter, provided, further that, in connection with any designation or prepayment pursuant to clause (x) or (y) of the immediately preceding proviso, the Borrower shall deliver a certificate of a Responsible Officer setting forth the calculations required to determine compliance with this paragraph for the relevant fiscal quarter after giving effect to such designation or prepayment.

                  8.2 Limitation on Liens. Neither the Parent nor the Borrower shall create, incur, assume or suffer to exist any Lien upon (a) any Principal Property, except for Permitted Principal Property Liens, (b) any Export Receivable, except for Permitted Export Receivable Liens, or (c) any of its copper inventory, except for Permitted Copper Inventory Liens.

                  8.3 Limitation on Fundamental Changes. Neither the Parent nor the Borrower shall enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets (including, in the case of the Parent, the Capital Stock of the Borrower), except that (a) so long as no Default or Event of Default shall have then occurred and be continuing or would result therefrom, the Parent and the Borrower may merge with each other, provided that, if the Parent is the surviving entity in such merger, the Parent shall have complied with the applicable requirements of clause (b)(ii) below, and (b) the Parent or the Borrower may merge, consolidate or amalgamate with another Person if (i) no Default or Event of Default shall have then occurred and be continuing or would result therefrom, (ii) the Parent or the Borrower, as the case may be, is the surviving entity in such consolidation or merger or, if such other Person is the surviving entity in such consolidation or merger, such other Person shall (A) be organized under the laws of the United States of America or any State thereof and (B) have assumed all of the obligations of the Parent or the Borrower, as the case may be, under this Agreement and the other Loan Documents pursuant to agreements in form and substance satisfactory to the Required Lenders and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent or the Borrower, as the case may be, to the effect that each of the conditions set forth in clauses (i) and
(ii) above have been satisfied.

                  8.4 Limitation on Certain Sales of Assets. Neither the Parent nor the Borrower shall convey, sell, lease, assign, transfer or otherwise dispose of (a) all or substantially all of the assets constituting any Principal Property to any Person (other than to each other or as permitted under subsection 8.3) in any single transaction or series of related transactions, provided that no Principal Property may be conveyed, sold, assigned, transferred or otherwise disposed of to the Parent, unless the Parent shall have executed and delivered such amendments and supplements to the Loan Documents and such other agreements and documents as the Administrative Agent may reasonably require in connection with the assumption by the Parent of all or a portion of the obligations of the Borrower (including in respect of Liens on any Export Receivables generated by the operation of such Principal Property) under this Agreement and the other Loan Documents with respect to such Principal Property (all such amendments, supplements and other agreements and documents to be in form and substance satisfactory to the Administrative Agent) or (b) except as provided in the Collateral Trust Agreement, any Export Receivables.

                  8.5 Limitation on Dividends. The Parent shall not declare or pay any dividend (other than dividends payable solely in common stock of the Parent) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent or any Subsidiary, provided that, so long as no Event of Default shall have then occurred and be continuing or would result therefrom, the Parent may pay dividends in respect of its common stock in an amount equal to 50% of Consolidated Net Income for any fiscal quarter so long as such dividends are paid on or before June 30 of the fiscal year next succeeding the fiscal year in which such Consolidated Net Income was earned.

                  8.6 Issuance, Prepayment and Amendment of Secured Export Notes and Additional Secured Obligations. The Borrower shall not (a) fail to comply with the requirements of subsection 4.1, or (b) issue any Series A Secured Export Notes the terms of which, or amend the terms of any outstanding Series A Secured Export Notes to, include representations and warranties, covenants or events of defaults which are more favorable to the holders of such Secured Export Notes than those continued in this Agreement unless the Parent and the Borrower shall amend this Agreement to include such representations and warranties, covenants or events of default in this Agreement or, if applicable, to amend the representations and warranties, covenants or events of default contained in this Agreement to conform to such more favorable representations and warranties, covenants or events of default, as the case may be.

                  8.7 Aggregate Program Outstandings and Additional Secured Obligations; Total Collateral Percentages. Neither the Parent nor the Borrower shall permit, at any time, (a) the sum of (i) the Outstanding Principal Amount at such time and (ii) the Attributable Principal Amount of Additional Secured Obligations then outstanding to exceed the Program Amount then in effect or (b) the sum of (i) the SENS Total Collateral Percentage, (ii) the Credit Facility Total Collateral Percentage and (iii) the aggregate Designated Total Collateral Percentages for all Additional Secured Obligations to exceed 100% at any time.

                  8.8 Exclusion of Export Contracts. The Borrower shall not exclude any Export Contracts pursuant to Section 2.02(b) of the Collateral Trust Agreement (a) unless, at least five Business Days prior to the effectiveness of such exclusion, the Borrower shall have delivered a certificate of a Responsible Officer of the Borrower to the Administrative Agent demonstrating that the Borrower would have been in compliance with subsection 8.1(d) for the most recent fiscal quarter if Collections in respect of such Export Contracts had not been included for purposes of determining compliance with such subsection for such fiscal quarter or (b) at any time following the occurrence and during the continuation of an Event of Default.

                  8.9 Designation and Termination of Designation of Additional Percentages under the Collateral Trust Agreement. (a) At any time after the occurrence and during the continuation of a Default or Event of Default, the Borrower shall not designate any Additional Percentage for the benefit of any Secured Parties (other than the Lenders and the Agents) pursuant to Section 2.04(a) of the Collateral Trust Agreement unless the Borrower shall designate a ratable (calculated on the basis of the Basic Collateral Percentages of the Secured Parties) Additional Percentage for the benefit of the Lenders and the Agents pursuant to such Section.

                  (b) If the Borrower shall designate any Additional Percentage for the benefit of the Lenders and the Agents pursuant to Section 2.04(a) of the Collateral Trust Agreement, the Borrower shall not notify the Collateral Trustee pursuant to Section 2.04(b) that such Additional Percentage shall no longer be designated for the benefit of the Lenders and the Agents unless (a) at least five Business Days prior to the delivery of such notice, the Borrower shall have delivered the certificate required pursuant to subsection 7.2(b) demonstrating that the Borrower would have been in compliance with subsection 8.1(d) for the fiscal quarter relating to such certificate if Collections in respect of such Additional Percentage during such fiscal quarter had not been included for purposes of determining compliance with such subsection and (b) no Event of Default shall have then occurred and be continuing.


                  SECTION 9. EVENTS OF DEFAULT; BLOCKING EVENTS

                  9.1 Events of Default. If any of the following events shall occur and be continuing:

                  (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

                  (b) Any representation or warranty made or deemed made by the Parent or the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                  (c) Any Loan Party shall default in the observance or performance of (i) any agreement contained in Section 8 (other than subsection 8.2 (a) or 8.2(c)) or (ii) subsection 8.2(a) or 8.2(c) and such default under subsection 8.2(a) or 8.2(c) shall continue unremedied (x) in the case of a voluntary default, for 10 days after the earlier of the day on which the Borrower or the Parent receives written notice thereof or the day on which a Responsible Officer of the Borrower or the Parent first obtains knowledge thereof and (y) in the case of an involuntary default, for 45 days after the earlier of the day on which a Responsible Officer of the Borrower or the Parent receives written notice thereof or the day on which the Borrower or the Parent first obtains knowledge thereof; or

                  (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of the day on which the Borrower or the Parent receives written notice thereof or the day on which a Responsible Officer the Borrower or the Parent first obtains knowledge thereof; or

                  (e) One or more final, non-appealable judgments shall be entered against the Parent, the Borrower and their respective Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) in excess of $50,000,000, and such judgments shall not have been vacated, discharged, stayed or bonded within 60 days from the entry thereof; or

                  (f) (i) The Parent, the Borrower or any of their respective Material Subsidiaries, or the Peruvian Branch, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, the Borrower or any of their respective Material Subsidiaries, or the Peruvian Branch, shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, the Borrower or any of their respective Material Subsidiaries, or the Peruvian Branch, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, the Borrower or any of their Material Subsidiaries, or the Peruvian Branch, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, the Borrower or any of their respective Material Subsidiaries, or the Peruvian Branch, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, the Borrower or any of their respective Material Subsidiaries, or the Peruvian Branch, shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (g) Any Governmental Authority of the Republic of Peru shall seize, nationalize, expropriate or otherwise compulsorily acquire all or substantially all of the assets (including the concessions) of the Parent or the Borrower without payment of adequate compensation; or

                  (h) (i) Any payment default shall occur with respect to any Indebtedness of the Parent, the Borrower or any of their respective Subsidiaries (including as a result of a Mandatory Prepayment Event) or
         (ii) any event or condition occurs (other than a Mandatory Prepayment Event) that results in any such Indebtedness becoming due prior to its scheduled maturity; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness outstanding in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be in excess of $30,000,000; or

                  (i) (x) The guarantee in Section 10 shall cease, for any reason, to be in full force and effect or the Parent shall so assert,
         (y) any Lien purported to be created by any Security Document shall cease to be perfected or in full force and effect with respect to, or shall not have the priority intended thereby with respect to, a Material Portion of the Collateral; or (z) any Lien purported to be created by any Security Document shall cease to be perfected or in full force and effect with respect to, or shall not have the priority intended thereby with respect to, a portion of the Collateral which does not constitute a Material Portion of the Collateral and such cessation is not cured, or Adequate Substitute Collateral is not provided, within 30 days after the earlier of the day on which a Responsible Officer of the Borrower or the Parent receives written notice thereof or the day on which the Borrower or the Parent first obtains knowledge thereof; the requirement to provide "Adequate Substitute Collateral" shall be deemed satisfied if (i) the Borrower designates, in accordance with Section 2.04 of the Collateral Trust Agreement, an Additional Percentage interest in the Export Receivables for the benefit of the Lenders (thereby increasing the Credit Facility Total Collateral Percentage) equal to such percentage as may be necessary to ensure that the Lenders will maintain the same interest (on a contracted tonnage basis) in the Export Receivables (calculated without including the Export Receivables as to which priority or perfection has ceased) as such Lenders would have had but for the cessation of perfection or priority or (ii) the Borrower shall provide such other additional collateral to the Lenders as may be in an amount and form satisfactory to the Administrative Agent; or

                  (j) ASARCO Incorporated shall cease to own, directly or indirectly (on a fully diluted basis), more than 50% of the outstanding voting interests of the Parent or the Borrower; or

                  (k) the Parent or the Borrower shall fail to deliver a notice and Acknowledgment to any obligor on an Export Receivable if such failure is attributable to an intention by the Parent or the Borrower to avoid the security arrangement contemplated by the Collateral Trust Agreement and such failure shall continue unremedied for a period of 10 days after the Parent or the Borrower receives written notice thereof or a Responsible Officer of the Parent or the Borrower first obtains knowledge thereof;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (iii) with the consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, or upon the request of the Required Lenders, the Administrative Agent and/or the Collateral Agent shall, exercise all rights and remedies available to it under the Security Documents (including, without limitation, the right of the Collateral Agent to retain all or a portion of the Collections in the Credit Facility Collateral Account and the right to deliver a Notice of Default under
Section 5.01 of the Collateral Trust Agreement), provided that, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall retain the Blocked Collections in the Credit Facility Collateral Account for a period not exceeding 30 days at the end of which the Collateral Agent shall cease to retain the Blocked Collections and shall release any Blocked Collections so retained unless otherwise instructed by the Required Lenders, after making any deposit in the Credit Facility Reserve Account necessary to maintain the Required Balance therein at such time. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                  9.2 Blocking Events. If any Blocking Event shall occur then, and in any such event, the Collateral Agent shall retain the Blocked Collections in the Credit Facility Collateral Account as additional collateral for the Obligations pursuant to the Collateral Account Agreement until such Blocking Event is cured. Following the cure of any such Blocking Event, there will no further blocking of Collections in the Credit Facility Collateral Account as a result of such Blocking Event and all Blocked Collections shall be released to the Borrower, after making any deposit in the Credit Facility Reserve Account necessary to maintain the Required Balance therein at such time.

                              SECTION 10. GUARANTEE

                  10.1 Guarantee. (a) To induce the Agents and the Lenders to execute and deliver this Agreement and to induce the Lenders to make Loans to the Borrower under this Agreement, the Parent hereby unconditionally and irrevocably guarantees to the Agents and the Lenders and their respective successors, permitted transferees and permitted assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The Parent further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, the Collateral Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Parent under this Section 10. The guarantee in this Section 10 shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

                  (b) No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, release or otherwise affect the liability of the Parent under this Section 10 which shall, notwithstanding any such payment or payments, remain in full force and effect until the Obligations are paid in full and the Commitments are terminated. The Parent agrees that whenever, at any time or from time to time, it shall make any payment to the Administrative Agent, the Collateral Agent or any Lender on account of its liability under this Section 10, it will notify the Administrative Agent, the Collateral Agent and such Lender in writing that such payment is made under this Section 10 for such purpose.

                  10.2 No Subrogation, Contribution, Reimbursement or Indemnity. Upon making any payment under this Section 10, the Parent shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Parent shall not enforce such rights of subrogation until all amounts owing to the Administrative Agent, the Collateral Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Parent on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full or the Commitments shall not have been terminated, such amount shall be held by the Parent in trust for the Administrative Agent, the Collateral Agent and the Lenders, segregated from other funds of the Parent, and shall, forthwith upon receipt by the Parent, be turned over to the Administrative Agent in the exact form received by the Parent (duly indorsed by the Parent to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this paragraph shall survive the termination of the guarantee contained in this Section 10, the payment in full of the Obligations and the termination of the Commitments.

                   10.3 Amendments, etc. with respect to the Obligations; Waiver of Rights. The Parent shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent, and without notice to or further assent by the Parent, any demand for payment of any of the Obligations made by the Administrative Agent, the Collateral Agent or any Lender may be rescinded by the Administrative Agent, the Collateral Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any Lender, and this Agreement, the other Loan Documents, and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Collateral Agent or the relevant Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, the Collateral Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released; provided, however, that nothing shall increase the aggregate principal amount of the Loans to an amount in excess of $600,000,000 without the written consent of the Parent. Neither the Administrative Agent, the Collateral Agent nor any Lender or its Affiliates shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 10 or any property subject thereto. When making any demand hereunder against the Parent, the Administrative Agent, the Collateral Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent, the Collateral Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Parent of its obligations or liabilities under this Section 10 and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent, the Collateral Agent or any Lender against the Parent. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

                  10.4 Guarantee Absolute and Unconditional. The Parent waives, to the fullest extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Obligations (other than any increase in the aggregate principal amount of the Loans to an amount in excess of $600,000,000) and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any Lender upon the guarantee contained in this
Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10 (other than any increase in the aggregate principal amount of the Loans to an amount in excess of $600,000,000); and all dealings between the Borrower or the Parent, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. The Parent waives, to the fullest extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to
(a) the validity, regularity or enforceability of this Agreement, any Note or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Collateral Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent, the Collateral Agent or any Lender or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Parent) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Parent, the Administrative Agent, the Collateral Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Parent of any liability hereunder and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any Lender against the Parent. The guarantee contained in this Section 10 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Parent and its successors and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and their respective successors, permitted transferees and permitted assigns, until all the Obligations and the obligations of the Parent under this Section 10 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

                  10.5 Reinstatement. The guarantee contained in this Section 10 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

                  10.6 Payments. The Parent hereby agrees that the Obligations will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent specified in or pursuant to subsection 12.2.

                             SECTION 11. THE AGENTS

                  11.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints Morgan Guaranty Trust Company of New York as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Morgan Guaranty Trust Company of New York, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably appoints Deutsche Bank AG, New York Branch as the Collateral Agent of such Lender under this Agreement and the other Loan Documents and each such Lender hereby authorizes Deutsche Bank AG, New York Branch, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender acknowledges and agrees that The Chase Manhattan Bank shall be the Documentation Agent with respect to this Agreement and the other Loan Documents and that Citicorp Securities, Inc. shall be the Syndication Agent with respect to this Agreement. The Documentation Agent and the Syndication Agent shall not have any duties or obligations following the Closing Date.

                  (b) Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

                  11.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                  11.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Parent, the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any

Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, except, in the Administrative Agent's case, for verification of delivery to it of the items required to be delivered pursuant to subsection 6.1, or to inspect the properties, books or records of the Borrower or any other Loan Party.

                  11.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders entitled to so act, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                  11.5 Notice of Default. Except with respect to payments of principal and interest on the Loans and commitment fees hereunder to be made to the Administrative Agent for the account of the Lenders, no Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders entitled to so act; provided that unless and until the Administrative Agent or the Collateral Agent, as the case may be, shall have received such directions, the Administrative Agent or the Collateral Agent, as the case may be, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  11.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties and risks relating to the Republic of Peru and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or the other Loan Parties which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                  11.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Voting Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

                  11.8 Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent hereunder or under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

                  11.9 Successor Administrative and Collateral Agents. The Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, as the case may be, upon 30 days' notice to the Lenders. If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as the case may be, hereunder. Effective upon such appointment and approval, the term "Administrative Agent" or "Collateral Agent", as the case may be, shall mean such successor agent, and the former Administrative Agent's or Collateral Agent's, as the case may be, rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's or Collateral Agent's, as the case may be, resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents.


                            SECTION 12. MISCELLANEOUS

                  12.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, shall, from time to time, (x) enter into with the relevant Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default or Blocking Event and its consequences; provided, however, that (a) no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender, or
(ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Parent or the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or, except as otherwise provided herein, release the Parent from its obligations under Section 10 or all or substantially all of the Collateral (including by lowering the basis on which the Credit Facility Basic Collection Percentage is calculated under the Collateral Trust Agreement), in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 11 without the written consent of the then Administrative Agent and the then Collateral Agent and (b) the Collateral Agent shall be permitted to consent to amendments under Section 8.04(a) of the Collateral Trust Agreement which do not require the approval of the Lenders pursuant to the proviso to such Section 8.04. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Parent, the Borrower, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Parent, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default, Event of Default or Blocking Event waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default, Event of Default or Blocking Event or impair any right consequent thereon.

                  12.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, when delivered, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Parent, the Borrower, the Collateral Agent and the Administrative Agent, and as set forth below their signatures hereto in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

    The Parent:            Southern Peru Copper Corporation
                           180 Maiden Lane
                           New York, New York  10038
                           Telephone Number:  (212) 510-2316
                           Telecopy Number:  (212) 510-1990
                           Attention:  Treasurer

         with a copy to:   E. Waide Warner, Jr., Esq.
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York 10017
                           Telephone Number:  (212) 450-4460
                           Telecopy Number:  (212) 450-5560

    The Borrower:          Southern Peru Limited
                           180 Maiden Lane
                           New York, New York  10038
                           Telephone Number:  (212) 510-2316
                           Telecopy Number:  (212) 510-1990
                           Attention:  Treasurer

         with a copy to:   E. Waide Warner, Jr., Esq.
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York 10017
                           Telephone Number:  (212) 450-4460

                           Telecopy Number:  (212) 450-5560

    The Administrative
         Agent: Morgan Guaranty Trust Company of New York c/o J.P. Morgan Services Inc.
                           500 Stanton Christina Road
                           Newark, Delaware 19713
                           Telephone Number:  (302) 634-4204
                           Telecopy Number:  (302) 634-4267
                           Attention:  William Wood

    The Collateral Agent:  Deutsche Bank AG, New York Branch
                           31 West 52nd Street, 9th Floor
                           New York, New York  10019
                           Telecopy Number:  (212) 469-8979
                           Attention:  James R. Lewis

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 3.2, 3.4, 4.2 or 4.13 shall not be effective until received.

                  12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  12.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                  12.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of common counsel to the Agents, (b) to pay or reimburse each Lender, the Administrative Agent and the Collateral Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to the Administrative Agent and the Collateral Agent or, if a

Lender reasonably determines that it is advisable, because of a reasonably apparent conflict of interest, for such Lender to be represented by outside counsel, outside counsel to such Lender (c) to pay, indemnify and hold each Lender, the Administrative Agent and the Collateral Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay of the Borrower in paying, any stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, this Agreement, the other Loan Agreements and any such other documents or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and the Collateral Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement and performance of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of their respective properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, the Collateral Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent or such Lender. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

                  12.6 Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Parent, the Borrower, the Lenders, the Agents and their respective successors and assigns, except that neither the Parent nor the Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                  (b) Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Parent, the Borrower, the Administrative Agent and the Collateral Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 12.1. The Parent and the Borrower agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 12.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 4.9, 4.10 and 4.11 (subject, however, to the obligations set forth in subsection 4.12) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of subsection 4.10, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit G, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Administrative Agent and, subject to clause (iv) below, the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, (i) in the case of any such assignment to an additional bank or financial institution, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitments being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitments remaining with the assigning Lender are each not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent),
(ii) in the case of any such assignment to a Lender or any Affiliate thereof, the Administrative Agent shall promptly following its receipt of the relevant Assignment and Acceptance notify the Borrower thereof, (iii) any assignment by a Lender of a portion of its Term Loan Commitment or Term Loans must include an assignment of an equal percentage of its Revolving Credit Commitment or, in the case of assignments after the Commitment Termination Date, Revolving Loans, (iv) any assignment by a Lender of its Revolving Credit Commitment or in the case of assignments after the Commitment Termination Date, Revolving Loans must include an assignment of an equal percentage of its Term Loan Commitment or Term Loans, and (iv) notwithstanding the foregoing, the consent of the Borrower shall not be required with respect to any such assignment by a Lender which has incurred costs of the type described in the proviso to subsection 4.9(a) or 4.9(b) for which it is not then being compensated by the Borrower. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such

Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and
(y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower for any assignment which occurs at any time when any of the events described in subsection 9.1(f) shall have occurred and be continuing.

                  (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection
12.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Parent, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower (when required in accordance with paragraph (c) above) and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

                  (f) The Parent and the Borrower authorize each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Parent and the Borrower which has been delivered to such Lender by or on behalf of the Parent and the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Parent and the Borrower in connection with such Lender's credit evaluation of the Parent, the Borrower and its Subsidiaries prior to becoming a party to this Agreement, provided that any such Transferee and prospective Transferee shall agree in writing to keep confidential all non-public information provided to such Lender by the Parent or the Borrower pursuant to this Agreement that is designated by the Parent or the Borrower in writing as confidential; provided, further that such Transferee or prospective Transferee shall not be prevented from disclosing any such information (i) to any Agent or any other Lender, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iii) upon the request or demand of any Governmental Authority having jurisdiction over such Person,
(iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (v) which has been publicly disclosed other than in breach of such agreement, or (vi) in connection with the exercise of any remedy hereunder. All such information shall be treated confidentially by any Transferee or prospective Transferee, and the respective Lender shall take appropriate measures to assure such confidentiality.

                  (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                  12.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof, in a greater proportion than any such payment to or collateral received by any other relevant Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other relevant Lenders a participating interest in such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Parent or the Borrower, any such notice being expressly waived by the Parent and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Parent or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Parent or the Borrower. Each Lender agrees promptly to notify the Parent, the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  12.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                  12.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  12.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Parent, the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  12.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  12.12 Submission To Jurisdiction; Waivers. Each of the Parent and the Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives to the extent permitted by law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in subsection 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                  12.13 Waiver of Immunities. To the extent that the Parent or the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, each of the Parent and the Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents. Each of the Parent and the Borrower agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

                  12.14 Judgment Currency. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which is located the Administrative Agent's account for the first currency on the Business Day preceding the day on which final judgment is given.

                  (b) The obligation of each party hereto in respect of any sum due to any other party hereto shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the Judgment Currency, such party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to such party in the Agreement Currency, such other party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to such other party such excess.

                  12.15 Acknowledgements. Each of the Parent and the Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) neither any Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on the one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) neither a joint venture nor a partnership is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent, the Borrower, the Agents and the Lenders.

                  12.16  WAIVERS OF JURY TRIAL.  THE PARENT, THE BORROWER,
THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  12.17 Peruvian Branch. Without prejudice to any other provision or agreement contained herein, the Borrower hereby represents and warrants that all obligations of the Borrower under this Agreement and the other Loan Documents (without any further action by the Borrower or the Peruvian Branch) constitute legal, valid and binding obligations of the Peruvian Branch enforceable against the Peruvian Branch in accordance with their respective terms, subject to the effects of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        SOUTHERN PERU COPPER CORPORATION


                                        By: /s/ Thomas J. Findley
                                           -------------------------------------
                                           Title: Treasurer


                                        SOUTHERN PERU LIMITED


                                        By: /s/ Thomas J. Findley
                                           -------------------------------------
                                           Title: Treasurer

                                      MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                                        as Administrative Agent and as a
                                        Lender


                                      By: /s/ Robert A. Gray
                                         ---------------------------------------
                                         Title: Vice President

                                          THE CHASE MANHATTAN BANK, as
                                            Documentation Agent and as a Lender


                                          By: /s/ Dan Rouse
                                             -----------------------------------
                                             Title: Vice President

                                       CITICORP SECURITIES, INC., as Syndication
                                         Agent


                                       By: /s/ Richard Noritake
                                          --------------------------------------
                                          Title: Vice President


                                       CITIBANK N.A., as a Lender


                                       By: /s/ Raymond G. Dunning
                                          --------------------------------------
                                          Title: Vice President

                                            CREDIT SUISSE FIRST BOSTON


                                            By: /s/ Drew von Glahn
                                               ---------------------------------
                                               Title: Director





                                            By: /s/ Clemens Kramer
                                               ---------------------------------
                                               Title: Associate

                                           DEUTSCHE BANK AG, NEW YORK BRANCH,
                                             as Collateral Agent and as a Lender


                                           By: /s/ Richard G. Reeves
                                              ----------------------------------
                                              Title: Vice President


                                           By: /s/ Jim Lewis
                                              ----------------------------------
                                              Title: Vice President

                                           GOLDMAN SACHS CREDIT PARTNERS L.P.


                                           By: /s/ Ed Forst
                                              ----------------------------------
                                              Title: Managing Director

                                              THE BANK OF NOVA SCOTIA



                                              By: /s/ J. Alan Edwards
                                                 -------------------------------
                                                 Title: Authorized Signatory

                                            DRESDNER BANK LUXEMBOURG S.A.


                                            By: /s/ Adrian Glaesner
                                               ---------------------------------
                                               Title: Legal Advisor

                                            By: /s/ Peter Wanken
                                               ---------------------------------
                                               Title: Manager

                                           BANCO BILBAO VIZCAYA,
                                           NEW YORK BRANCH


                                           By: /s/ Carlos Deprit
                                              ----------------------------------
                                              Title: Senior Vice President


                                           By: /s/ Alejandro Lorca
                                              ----------------------------------
                                              Title: Vice President

                                           BANCO CONTINENTAL


                                           By: /s/ Alfonso Zarate Rivas
                                              ----------------------------------
                                              Title: Central Manager


                                           By: /s/ Enrique Hermosa Hoyle
                                              ----------------------------------
                                              Title: Central Manager

                                        BANQUE NATIONALE DE PARIS


                                        By: /s/ Eva Millas Russo
                                           -------------------------------------
                                           Title: Vice President

                                         CREDIT LYONNAIS


                                         By: /s/ James F. Guidera
                                            ------------------------------------
                                            Title: Vice President

                                     SOCIETE GENERALE, NEW YORK BRANCH


                                  By: /s/ David Thackray
                                  -------------------------------------------
                                  Title: Vice President, Foreign Corporate Group


                                  By: /s/ Michelle Vensel
                                  ----------------------------------------------
                                  Title: Assistant Vice President,
                                             Foreign Corporate Group

                                           BANCO DE CREDITO DEL PERU


                                           By: /s/ Jesus Zamora Leon
                                              ----------------------------------
                                              Title: Managing Director

                                          WESTDEUTSCHE LANDESBANK
                                          GIROZENTRALE


                                          By: /s/ Richard J. Pearse
                                             -----------------------------------
                                             Title: Managing Director


                                          By: /s/ Arminee Bowler
                                             -----------------------------------
                                             Title: Managing Director

                                  CIBC INC.


                                  By: /s/ Lindsey Gordon
                                     -------------------------------------------
                                     Title:  Director CIBC Wood Gundy Securities
                                              Corp., as agent

                                          BANKERS TRUST COMPANY


                                          By: /s/ Robert R. Bose
                                             -----------------------------------
                                             Title: Managing Director

                                          BANQUE FRANCAISE DU COMMERCE
                                          EXTERIEUR


                                          By: /s/ Alan Loisy
                                             -----------------------------------
                                             Title: First Vice President and
                                                    Manager



                                          By: /s/ Jean-Baptiste Gauthier
                                             -----------------------------------
                                             Title: Vice President

                                          BANCO LATINOAMERICANO DE
                                          EXPORTACIONES, S.A.

                                          By: /s/ Daniel Casal
                                             -----------------------------------
                                             Title: Senior Vice President


                                          By: /s/ Gianni Versari
                                             -----------------------------------
                                             Title: Vice President

                                          BANQUE INDOSUEZ


                                          By: /s/ S. de Beaufort
                                             -----------------------------------
                                             Title: First Vice President

                                          By: /s/ M. Annez de Taboada
                                             -----------------------------------
                                             Title: Vice President

                                       THE FIRST NATIONAL BANK OF BOSTON


                                       By: /s/ Sylvia Noriega
                                          --------------------------------------
                                          Title: Director

                                          BANQUE SUDAMERIS
                                          MIAMI AGENCY


                                          By: /s/ Kenneth Granberry
                                             -----------------------------------
                                             Title: First Vice President

                                          By: /s/ Margarita Ruiz
                                             -----------------------------------
                                             Title: Officer

                                          GENERALE BANK


                                          By: /s/ E. Matthews
                                             -----------------------------------
                                             Title: Senior Vice President


                                          By: /s/ Paul Cardoen
                                             -----------------------------------
                                             Title: Senior Vice President

                                       ROYAL BANK OF CANADA


                                       By: /s/ Peter D. Steffen
                                          ---------------------------------
                                          Title: Senior Manager